Exhibit 99.1

SWISHER ANNOUNCES MICHAEL SERRUYA TO STEP DOWN
FROM ITS BOARD OF DIRECTORS

CHARLOTTE, NC – November 26, 2013 – Swisher Hygiene Inc. (“Swisher”) (NASDAQ: SWSH, TSX: SWI), a leading provider of essential hygiene and sanitizing products and services, today announced that Michael Serruya has tendered his resignation from Swisher’s Board of Directors, effective November 30,  2013, in order to focus on a recently acquired business opportunity.

“In late August, my family and I made a significant investment in Kahala Corp., a privately held franchisor of 14 brands operating in 23 countries, and as Kahala’s Chairman and Co-CEO, I have decided this investment requires my full attention,” said Mr. Serruya.  “I am proud to have served as a director on Swisher’s Board since 2010.  Swisher, through its dedicated employees, provides quality service and products to its customers, and under Bill Pierce’s leadership as CEO, continues to take significant steps to improve overall operations, further strengthen customer service and grow profitably.”

“We will miss Michael, are grateful for his participation and contribution to Swisher’s Board of Directors during a challenging period and we wish him well as he directs his new business venture,” said Richard L. Handley, Chairman of the Board for Swisher.  “We expect to fill the vacancy created by Michael’s departure at our 2014 Annual Shareholder’s Meeting.”

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is a NASDAQ and TSX listed company that provides essential hygiene and sanitizing solutions to customers throughout much of North America and internationally through its network of company-owned operations, franchises and master licensees. These solutions include essential products and services that are designed to promote superior cleanliness and sanitation in commercial environments, while enhancing the safety, satisfaction and well-being of employees and patrons. These solutions are typically delivered by employees on a regularly scheduled basis and involve providing Swisher’s customers with: (i) consumable products such as detergents, cleaning chemicals, soap, paper and supplies, together with the rental and servicing of dish machines and other equipment for the dispensing of those products; (ii) the rental of facility service items requiring regular maintenance and cleaning, such as floor mats, mops, bar towels, and linens; and (iii) manual cleaning of their facilities. Swisher serves customers in a wide range of end-markets, with a particular emphasis on the foodservice, hospitality, retail and healthcare industries.

For Further Information, Please Contact:

Swisher Hygiene Inc.

Investor Contact:
Amy Simpson
Phone: (704) 602-7116

Garrett Edson, ICR
Phone: (203) 682-8331